Exhibit 99.3

For Information
James R. Edwards
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY NOTIFIES HOLDERS OF ELECTION TO REDEEM
3.50% SENIOR CONVERTIBLE NOTES DUE 2027

DENVER, CO - April 2, 2012 - SM Energy Company (NYSE:SM) (the “Company”) today announces that it has notified holders of its 3.50% Senior Convertible Notes due 2027 (the “Notes”) of its election, in accordance with the terms of the indenture for the Notes, to redeem all Notes outstanding on the redemption date ($287,486,000 aggregate principal amount of Notes are currently outstanding and the Company has received conversion notices with respect to $339,000 principal amount of Notes), which will be May 2, 2012 (the “Redemption Date”). The redemption price, including accrued and unpaid interest (which includes contingent interest payable on the Notes), will equal approximately $1,003.31 per $1,000 principal amount of Notes (the “Redemption Price”) and will be paid in cash on the Redemption Date. Unless the Company fails to pay the Redemption Price, which is due and payable on the Redemption Date, interest on the Notes will cease to accrue on and after the Redemption Date. The Notes must be presented and surrendered to Wells Fargo Bank, N.A., the paying agent for the Notes, in accordance with the applicable procedures of The Depository Trust Company, in order for a holder of Notes to collect the Redemption Price.

As a result of the Company's election to redeem the Notes, the Notes will be convertible at any time prior to the close of business, or 5:00 p.m. New York City time, on Monday, April 30, 2012. The current conversion rate for the Notes is 18.3757 shares of the Company's common stock per $1,000 principal amount of the Notes. Holders of Notes that are converted on a conversion date in accordance with the provisions of the indenture for the Notes, prior to the Redemption Date, will not be paid the Redemption Price for such Notes.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of the Company.

Holders of Notes may request a copy of the Company's Redemption Notice from the paying agent, Wells Fargo Bank, N.A.

By Registered & Certified Mail:	By Regular Mail & Overnight Courier:	By Telephone:
WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	(800) 344-5128

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.